FOR IMMEDIATE RELEASE
September 18, 2008	Contact:	Michelle Russo, 240-662-2901 Michelle_Russo@discovery.com

DISCOVERY COMMUNICATIONS BEGINS
TRADING AS A PUBLIC COMPANY

(New York, NY) – Discovery Communications’ Founder and Chairman John Hendricks and President and Chief Executive Officer David Zaslav today rang the opening bell at the NASDAQ stock exchange to commemorate the first day of trading as a public company for the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. The executives were joined by several on-air personalities from across Discovery’s networks, including Bindi and Terri Irwin (BINDI THE JUNGLE GIRL); Emeril Lagasse (EMERIL GREEN); Stacy London and Clinton Kelly (WHAT NOT TO WEAR) and Sig Hansen, Phil Harris and Johnathan Hillstrand, the captains from the Emmy-award winning series DEADLIEST CATCH.

“When we launched Discovery Channel in 1985 with 156,000 subscribers in the U.S., I never could have envisioned that we would become the leading provider of nonfiction entertainment to more than 1.5 billion cumulative subscribers around the globe,” said Hendricks. “This is truly an historic day for Discovery and the realization of a dream. As chairman of the newly public Discovery Communications, I look forward to working with David Zaslav and the senior management team to continue expanding Discovery’s leadership and delivering value for our shareholders in the years to come.”

In conjunction with its first day of trading as a public company, Discovery unveiled an updated corporate logo and launched a new corporate website (www.discoverycommunications.com) featuring investor and corporate governance information, as well as descriptions, facts and promotional video for its more than 100 global networks, digital media properties, and consumer and educational products.

“Today signals a new era for Discovery Communications. As we complete the transformation from our previous ownership structure to a pure-play, publicly traded content company, this new structure will provide increased financial flexibility for our management team to drive innovation and pursue areas of strategic investment,” said Zaslav. “With John Hendricks as our chairman, and a strong, passionate workforce around the world, the company will continue to be dedicated to our original mission of satisfying consumers’ curiosity about the world around them, and producing the highest quality nonfiction content in the world.”

Discovery Communications, Inc., was created as a public company through an agreement between its former shareholders, Discovery Holding Company (DHC) and Advance/Newhouse Communications, to combine their interests in Discovery into a new public company. As a result of the transaction, DHC stockholders and Advance/Newhouse are now stockholders of the new public company, Discovery Communications, Inc.

Discovery Communications’ existing management team, including President and CEO David Zaslav, will fill all management positions at the company. Zaslav also will serve on the company’s board of directors and company founder John Hendricks will serve as chairman. The full slate of Discovery Communications’ board of directors is listed below:

•	John S. Hendricks, Founder and Chairman, Discovery Communications

•	Robert R. Beck, Independent Financial Consultant

•	Robert R. Bennett, Managing Director, Hilltop Investments

•	Paul A. Gould, Managing Director, Allen & Company, LLC

•	Lawrence S. Kramer, Senior Advisor, Polaris Venture Partners

•	Dr. John C. Malone, Chairman, Liberty Media Corporation and Liberty Global, Inc.

•	Robert J. Miron, Chairman, Advance/Newhouse Communications

•	Steven A. Miron, CEO, Bright House Networks

•	M. LaVoy Robison, Executive Director, The Anschutz Foundation

•	J. David Wargo, President, Wargo & Company, Inc.

•	David M. Zaslav, President and CEO, Discovery Communications

Discovery Communications operates more than 100 worldwide television networks offering customized programming in 35 languages. This includes three U.S. networks (Discovery Channel, TLC and Animal Planet) that reach more than 90 million homes, and seven networks (Discovery Health, Discovery Kids, Science Channel, Planet Green, Investigation Discovery, Military Channel and FitTV) that reach more than 40 million homes, as well as 17 international entertainment brands. Discovery is also the leading provider of HD programming in the world, with HD networks operating in 17 international countries.

Discovery Communications’ stock will initially trade on NASDAQ under the symbols DISAD, DISBD and DISCK for a 20-day period. This is due to the fact that Discovery Holding Company had traded under the symbols DISCA and DISCB prior to Discovery Communications becoming public. Following the initial 20-day transition period, Discovery Communications’ stock will revert to DISCA, DISCB and DISCK.

About Discovery Communications

Discovery Communications (NASDAQ: DISAD, DISBD, DISCK) is the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Planet Green, Investigation Discovery and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. For more information, please visit www.discoverycommunications.com.

“Cumulative subscribers” in the U.S. refers to the collective sum of the total number of U.S. subscribers to each of Discovery’s U.S. channels. A U.S. subscriber is a single household that receives the applicable Discovery channel from its cable, satellite or other television provider. The term cumulative subscribers in the U.S. also includes approximately eight million cumulative subscribers in Canada who receive direct feeds of TLC and Military Channel from Discovery networks U.S. Cumulative subscribers outside the U.S. refers to the collective sum of the total number of international subscribers to each of Discovery’s networks or programming services outside of the U.S. An international subscriber is a single household that receives the applicable Discovery network or programming service from its cable, satellite or other television provider, including those who receive Discovery networks from pay-television providers without charge pursuant to various pricing plans that include free periods and/or free carriage.

Forward-Looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Discovery’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 6, 2008. Forward-looking statements include statements regarding Discovery’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Discovery assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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